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                                                                  EXHIBIT 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated August 24, 1998, October 1, 1998 and October 7, 1998, accompanying the financial statements of Shrader Refuse and Recycling Service Company, B&B Sanitation, and J & J Sanitation, respectively. These reports and financial statements are contained in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-70253) and related Prospectus of Waste Connections, Inc. and are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement and related Prospectus of the aforementioned reports, and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP


/s/ Grant Thornton LLP

Lincoln, Nebraska
February 4, 1999